Exhibit 99.1

May 03, 2004 12:03 PM US Eastern Timezone

ELITE PHARMACEUTICALS ANNOUNCES CLOSING OF SETTLEMENT OF LITIGATION WITH FORMER CEO

NORTHVALE, N.J.--(BUSINESS WIRE)--May 3, 2004--Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (AMEX: ELI) announced the closing of the settlement of the litigation between Dr. Atul Mehta, its former president and chief executive officer and the Company, on April 21, 2004. Under the settlement agreement, Dr. Mehta relinquished any rights to the Company's patents and intellectual properties and agreed to certain non-disclosure and certain limited non-competition covenants.

Commenting on the settlement, Bernard Berk, President and CEO of Elite stated, "We are pleased to place this matter behind us. Elite will continue to move forward with its pain management program with an emphasis on developing twice-a-day and once-a-day Oxycodone products utilizing the company's proprietary abuse release technology."

A settlement agreement and mutual release was finalized and entered with the court on April 21, 2004. Under the settlement the Company paid Dr. Mehta $400,000 and certain expense reimbursements and received a short term option for the Company or its designees to acquire all of the shares of common stock of the Company held by Dr. Mehta and his affiliates at $2.00 per share. The Company paid $100,000 into escrow which will be released to Dr. Mehta if the Company option is not exercised within a specific time. As part of the settlement, the Company extended the expiration dates of certain options held by Dr. Mehta and Dr. Mehta relinquished any rights to the Company's intellectual properties. The Company also provided him with certain "piggyback" registration rights with respect to shares underlying his options .

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release products. Elite develops controlled release products internally and licenses these products that use Elite's proprietary technology. The Company's strategy includes developing controlled release versions of generic drugs with high barriers to entry and assisting in the life cycle management of products to improve off patent drugs. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granules and powders for NDA or ANDA submission. Elite has a pipeline of six products under development in the therapeutic areas that include cardiovascular, pain, allergy and infection. Elite also has a GMP and DEA registered facility for manufacturing in Northvale, NJ.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

Contacts

Elite Pharmaceuticals, Inc.
Dianne Will, 518-398-6222
DWILL@WILLSTAR.NET
WWW.ELITEPHARMA.COM